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                                                            EXHIBIT 24(b)(13)(a)

                                Ex-24.(b)(13)(a)
                          (Form of Purchase Agreement)

                              INVESTMENT LETTER

                    SELIGMAN INTERNATIONAL FUND SERIES, INC.


Seligman International Fund Series, Inc. (the "Fund"), an open-end diversified management investment company, and the undersigned ("Purchaser"), intending to be legally bound, hereby agree as follows:

1. The Fund hereby sells to Purchaser and Purchaser purchases 1 Class D share (the "Share") of Capital Stock (par value $.001) of the Seligman Henderson Global Emerging Companies Fund (the "Series"), a series of the Fund, at a price equivalent to the net asset value of one share of each Series as of the close of business on April 30, 1993. The Fund hereby acknowledges receipt from Purchaser of funds in such amount in full payment for the Share.

2. Purchaser represents and warrants to the Fund that each Share is being acquired for investment and not with a view to distribution thereof, and that Purchaser has no present intention to redeem or dispose of the Share.


IN WITNESS WHEREOF, the parties have executed this agreement as of the __ day of ___________,1993 ("Purchase Date").


                      SELIGMAN INTERNATIONAL FUND SERIES, INC.


                      By: _______________________________
                      Name:
                      Title:


                      J. & W. SELIGMAN & CO. INCORPORATED


                      By: ________________________________
                      Name:
                      Title: